UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Digital Angel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGITAL ANGEL CORPORATION

490 Villaume Avenue

South St. Paul, Minnesota 55075

(651) 455-1621

Notice of Annual Meeting of Stockholders

to Be Held May 4, 2006

To the Stockholders of Digital Angel Corporation:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Digital Angel Corporation, a Delaware corporation (the “Company”), will be held on Thursday, May 4, 2006 at 9:30 a.m. (local time) at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota 55402.

At the Annual Meeting, the Company’s stockholders will be asked to:

1.             Elect six (6) directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation, removal or death;

2.             Ratify the appointment of Eisner LLP as independent auditors for the fiscal year ending December 31, 2006; and

3.             Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on March 20, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Each of you is invited to attend the Annual Meeting in person, if possible.  Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly.  A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

/s/ James P. Santelli

James P. Santelli, Assistant Secretary
March 29, 2006

Whether or not you expect to attend the Annual Meeting,

please sign the proxy and return it in the enclosed envelope or vote by telephone or through the Internet as instructed on the proxy card.

DIGITAL ANGEL CORPORATION

490 Villaume Avenue

South St. Paul, Minnesota 55075

(651) 455-1621

PROXY STATEMENT

SELECTION OF PROXIES

This proxy statement is being furnished to stockholders of Digital Angel Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 4, 2006 and any adjournment thereof.  This proxy statement and the accompanying form of proxy are being mailed to stockholders beginning on or about March 29, 2006.  This Proxy Statement and the accompanying Annual Report to Stockholders is for the year ended December 31, 2005.

The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, has been or will be borne by the Company.  Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expense in so doing.  In addition to solicitation by mail, proxies may be solicited by officers and directors of the Company by telephone, telegraph or personally.

VOTING AND REVOCATION OF PROXY

Only holders of record of the Company’s common stock, par value $0.005 per share, at the close of business on March 20, 2006, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.  On the record date, 43,941,708 shares of the Company’s common stock were outstanding.  Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting.  A quorum, consisting of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting.  Shares represented by a proxy with instructions to abstain on any matter or by a proxy that indicates that the broker does not have discretionary authority to vote on one or more proposals (that is, broker non-votes) will be counted for the purpose of determining the presence of a quorum at the Annual Meeting.

Each proxy returned to the Company will be voted according to the instructions indicated on the proxy.  If no instructions are indicated, the shares will be voted (i) for the election of the nominees for the Board of Directors named in this proxy statement and (ii) for the ratification of the appointment of Eisner LLP as independent auditors for the fiscal year ending December 31, 2006.  Although the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions on the proxy card.  Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card.  These procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

The election of the directors set forth in Proposal 1 requires a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting.  If a quorum is present, those nominees receiving a plurality of the votes cast will be elected.  With respect to Proposal 2, if a quorum is present, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required to approve such matter.  If a proxy is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be included in the number of votes present and entitled to vote and will be treated as “no” votes with respect to that matter.  Broker non-votes are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.  Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by:

•	giving written notice of such revocation to the Assistant Secretary of the Company before or at the Annual Meeting before a vote is taken;
•	delivering another written proxy bearing a later date; or
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

At March 20, 2006, Applied Digital Solutions, Inc. (Nasdaq:ADSX) (“ADSX”) owned 24,291,673 shares of the Company’s outstanding common stock, representing approximately 55.3% of the Company’s outstanding common stock and voting power.  ADSX controls the Company within the meaning of Section 801(a) of Part 8 of the Listing Standards, Policies and Requirements of the American Stock Exchange (“AMEX Rules”).  ADSX has indicated to the Company that it intends to vote for each proposal set forth in this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of its Board of Directors.  The Company’s Bylaws provide that the Board of Directors shall consist of at least three members.  The Board of Directors currently consists of six members.  Each Director is elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation, death or removal.

Stockholders will be asked at the Annual Meeting to elect six Directors.  The Board has nominated the six individuals named below to serve as Directors of the Company.  The nominees comprise the entire Board, and all nominees now serve as Directors of the Company.

All nominees have indicated a willingness to serve, if elected.  If any nominee becomes unable to serve before the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named in the proxy.

The following sets forth certain information as of March 20, 2006 regarding the nominees for the Board of Directors:

Name	Positions with the Company	Age
Kevin N. McGrath	President, Chief Executive Officer and Director	53
Scott R. Silverman	Chairman of the Board	42
John R. Block	Director	71
Barry M. Edelstein	Director	42

Howard S. Weintraub, Ph.D.

Director

62

Michael S. Zarriello

Director

56

Stockholder Approval

The affirmative vote of a plurality of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of a Director.

The Board of Directors recommends that the stockholders vote for the election of the nominees for the Board of Directors as set forth in Proposal 1.

INFORMATION CONCERNING DIRECTORS

AND EXECUTIVE OFFICERS

Directors

Each nominee for election to the Company’s Board of Directors is presently serving as a Director of the Company.  The following discussion sets forth information concerning the nominees for Directors of the Company.

Kevin N. McGrath has been Chief Executive Officer and President of the Company since January 2004.  From 1987 until 2003, he was employed at Hughes Electronics Corp. in a number of senior level executive positions, including Corporate Vice President of DirectTV International, President of Hughes Communications, Inc. and the senior financial executive of Hughes Space and Communications Group.  From 1996 to 2003, he was Chairman of DirecTV Latin America (a subsidiary of Hughes Electronics Corporation). In 2003-2004, DirectTV Latin America, LLC was reorganized under Chapter 11 of the United States Bankruptcy Code. Prior to his work at Hughes, Mr. McGrath spent two years as Chief Financial Officer for Electronic Data Systems, Asia and Pacific, and 10 years in various financial management positions at General Motors Corp.  Mr. McGrath is a graduate of Princeton University and received a Masters of Business Administration from the Amos Tuck School at Dartmouth College.

Scott R. Silverman is Chairman of the Company’s Board of Directors and has been a Director of the Company since July 2003.  He has served since August 2001 as a special advisor to the Board of Directors of ADSX. In March 2002, he was appointed to ADSX’s Board of Directors and named President. Since March 2003, Mr. Silverman has served as Chairman of the Board and Chief Executive Officer of ADSX.  From September 1999 to March 2002, Mr. Silverman operated his own private investment banking firm.  From October 1996 to September 1999, he served in various capacities for ADSX, including positions related to business development, corporate development and legal affairs. From July 1995 to September 1996, Mr. Silverman served as President of ATI Communications, Inc., a subsidiary of ADSX. He began his career as an attorney specializing in commercial litigation and communications law at the law firm of Cooper Perskie in Atlantic City, New Jersey, and Philadelphia, Pennsylvania. Mr. Silverman is a graduate of the University of Pennsylvania and the Villanova University School of Law.

John R. (Jack) Block joined the Board of Directors in January 2004.  Mr. Block has served as Senior Policy Advisor for Olsson, Frank, Weeda, P.C. since January 2006.  From January 2003 through December 2005, Mr. Block served as the Executive Vice President of the Food Marketing Institute, a trade association in Washington, D.C.  From 1986 until December 2002, Mr. Block was President and Chief Executive Officer of Food Distributors International and the International Foodservice Distributors Association (NAWGA/IFDA).  Mr. Block was appointed to President Reagan’s Cabinet in 1981 and served for five years as the Secretary of the U.S. Department of Agriculture.  As a member of the Reagan Cabinet and a key member of the Economic Policy Council, he dealt with a wide range of complex domestic farm program and tax issues.  Under his leadership, the Department of Agriculture’s Food for Peace Program was a primary resource in feeding the starving African continent.  During his tenure as Secretary of Agriculture, Mr. Block visited more than 30 foreign countries, meeting with heads of state and agriculture ministers from all over the globe and negotiating sensitive agreements critical to U.S. farm interests.  From 1977 to 1981, he served as Director of Agriculture for the State of Illinois.  Mr. Block currently has a syndicated weekly radio commentary broadcast by more than 600 stations in 30 states.  Mr. Block serves on a number of corporate boards, including NYSE-listed Hormel Foods Corporation.  He is on the Board of Directors of the U.S. Friends of the World Food Programme, a joint initiative of the United Nations and the Food and Agricultural Organization, Chairman of the Agribusiness Alliance of the Citizens Network for Foreign Affairs in Washington, and on the Advisory Board of the Illinois Global Partnership.

Barry M. Edelstein has been a Director of the Company since June 2005.  Mr. Edelstein has served as President and Chief Executive Officer of ScentSational Technologies, Inc.  since January 2003.  From 2000 to 2002, Mr. Edelstein was Vice President, Sales and Sales Operations for Comcast Business Communications Inc. where he managed the integration of Comcast Telecommunications Inc. with two other subsidiaries and led a team that oversaw the sales, marketing, customer care, billing operations and supplier management function of the company.  From 1997 to 2000, he was Vice President, Sales and Marketing for Comcast Telecommunications Inc., a provider of long distance, internet and private network services in the mid-Atlantic region of the U.S.  From 1992 to 1997, he was President and Founding Principal of GlobalCom Telecommunications, a regional reseller of long distance, private network and internet services which was sold to Comcast in June 1997. Prior to that, he as an associate at Rubin, Shapiro & Wiese, a Philadelphia law firm specializing in real estate and corporate commercial litigation.  Mr. Edelstein has a bachelor’s degree in business administration from Drexel University and received his law degree from Widener University School of Law, Wilmington, Delaware.

Howard S. Weintraub, Ph.D. has been a Director of the Company since March 2002.  Dr. Weintraub retired from C. R. Bard, Inc., a medical device company, in 2003, where he was Vice President, R&D, Corporate Staff.  From 1988 to 1998, he held a series of senior research and technology management positions at Bristol-Myers Squibb.  Dr. Weintraub was previously associated with Ortho Pharmaceutical Corporation, a Johnson and Johnson company, from 1973 until 1988, where he held senior research management positions. He also has authored or co-authored over 50 scientific publications and abstracts.  Dr. Weintraub previously served as chairman of the Industrial Pharmaceutical Technology Section of the AAPS (formerly APhA), and was the chairman of the Drug Metabolism sub-section of the Research and Pharmaceutical Manufacturers’ Association.  Dr. Weintraub earned a Bachelor of Science Degree in Pharmacy from Columbia University and his Ph.D. in biopharmaceutics from the State University of New York at Buffalo.  He is a member of the Board of Directors of the privately-held biotechnology firm, Bioenergy, Inc., and a member of the Scientific Advisory Board of Polymerix Corporation, a specialty development-stage pharmaceutical company.  He was also a Board Advisor to the Swiss Biotechnology firm, Modex Therapeutics, prior to its merger with IsoTis, NV, in 2002.

Michael S. Zarriello has been a Director of Digital Angel Corporation since September 2003.  He has served as Senior Vice President and Chief Financial Officer for Rural/Metro Corporation in Scottsdale, Arizona, since July 2003.  From 1998 to 2003, Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation and President of Jesup & Lamont Merchant Partners LLC, both of which are investment banking firms.  From 1989 to 1997, Mr. Zarriello was a Managing Director-Principal of Bear Stearns & Co., Inc., and from 1989 to 1991, he served as Chief Financial Officer of the Principal Activities Group that invested Bear Stearns’ capital in middle market companies.  Mr. Zarriello also serves as a member of the Board of ADSX.

Directors of the Company are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation, death or removal.  There is no family relationship between any of the directors or executive officers of the Company.

Board Actions and Committees

The Board held eight formal meetings and adopted resolutions by written action nine times during 2005.  The Board has an Audit Committee, a Compensation Committee and a Government Relations Committee.  The Company has no Nominating Committee and, under the AMEX Rules, it is not required to create such a committee as it is controlled by ADSX.  The full Board of Directors considers and nominates candidates proposed for election.

Independent Directors

The Company’s Board of Directors has determined that each of Messrs. Block, Edelstein, Weintraub and Zarriello are “independent,” as that term is defined in Section 121(A) of the AMEX Rules, except that Mr. Zarriello will not be considered independent with respect with transactions between the Company and ADSX.  Because the Company is controlled by ADSX, under the AMEX rules, it is not required to have a majority of independent directors.

Compensation Committee

Since June 30, 2005, the Compensation Committee consisted of Messrs. Howard S. Weintraub, Ph.D. (Chairman), Michael S. Zarriello,  John R. Block and Barry M. Edelstein.  From April 29, 2004 to June 29, 2005, the Compensation Committee consisted of Messrs. Howard S. Weintraub, Ph.D. (Chairman), Michael S. Zarriello and John R. Block.  From November 6, 2003 to April 29, 2004, the Compensation Committee consisted of Messrs. Weintraub and Zarriello. The Compensation Committee determines compensation for senior management, advises the Board of Directors on the adoption and administration of employee benefit and compensation plans and administers the 1998 Amended and Restated Employee and Directors Stock Plan (the “1998 Stock Plan”) and the Amended and Restated Digital Angel Corporation Transition Stock Option Plan (the “2002 Stock Plan”). The Compensation Committee met one time, with all members of the Compensation Committee attending the meeting.  The Compensation Committee adopted resolutions by written action one time during 2005.

Audit Committee

Since April 30, 2004, the Audit Committee consisted of Messrs. Michael S. Zarriello (Chairman), Howard S. Weintraub, Ph.D. and John R. Block. From November 6, 2003 to April 29, 2004, the Audit Committee consisted of Messrs. Zarriello and Weintraub. During 2005, the Audit Committee met six times, and except for two meetings at which Mr. Block was absent for one and Dr. Weintraub was absent for the other, all members of the Audit Committee attended each meeting.  The Audit Committee adopted resolutions by written action one time during 2005.

The Audit Committee recommends annually to the Board of Directors the engagement of independent auditors, approves professional services provided by the independent auditors, considers the range of audit and any non-audit fees and reviews the adequacy of the Company’s internal accounting controls and major accounting and financial reporting matters.  The Audit Committee also reviews all reports and financial information submitted to the United States Securities and Exchange Commission and resolves any significant disagreements between management and the independent auditors in connection with the preparation of the Company’s financial statements.  The Audit Committee reviews with the Company’s legal counsel all legal and regulatory matters which may have a significant impact on the Company’s financial statements.  The Audit Committee determined that the provision of non-audit services by the independent auditors in 2005 was compatible with maintaining the independent auditors’ independence.

The Company’s Board of Directors has determined that all members of the Audit Committee are independent under Section 121(A) of the AMEX Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”).  The Board has determined that Mr. Zarriello is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K under the Exchange Act.

The Audit Committee charter is included as an Exhibit A to the Company’s Proxy Statement.

Government Relations Committee

The Government Relations Committee was formed to assist the Company with the proposed national identification program for cattle and any other government-related matters.  The Government Relations Committee consists of Mr. John R. Block and Mr. Barry Edelstein. Mr. Edelstein was appointed to the Government Relations Committee on June 30, 2005.

Executive Sessions of the Board

In 2004, the Board adopted a formal policy of meeting in executive session, with only independent directors being present, on a regular basis and at least two times each year.  During 2005, the independent members of the Board met this requirement and all independent directors attended each meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal year 2005 were Messrs. Howard S. Weintraub, Ph.D. (Chairman), Michael S. Zarriello, John R. Block and Barry M. Edelstein.  Mr. Edelstein was appointed to the Compensation Committee on June 30, 2005. During 2005, none of the members of the Compensation Committee served as an officer or employee of the Company, and none had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, during 2005, none of the executive officers or directors of the Company served as a member of the board of directors, or any Compensation Committee thereof, of any other entity such that the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Securities and Exchange Commission (SEC), except that Mr. Zarriello also served as a director and a member of the Compensation Committee for ADSX and Mr. Silverman served as a director and executive officer of ADSX.

Code of Business Conduct and Ethics

The Board has approved and the Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company. This Code is available on the Company’s website at www.digitalangelcorp.com.  The Compensation Committee of the Board is responsible for overseeing the Code of Business Conduct and Ethics.  In accordance with the AMEX Rules, any waivers of the Code for directors and executive officers must be approved by the Company’s Board of Directors.

Qualifications of Candidates for Election to the Board

The Company’s Directors take a critical role in guiding the Company’s strategic direction, and they oversee the management of the Company.  When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of companies such as the Company, concern for the long-term interests of the stockholders, financial literacy and personal integrity in judgment.  In addition, director candidates must have time available to devote to Board activities.  Accordingly, the Board seeks to attract highly-qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.  Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly-qualified and productive public company directors.

Director candidates for the Company’s Board of Directors will be considered for vacant Board seats if they are able to read and understand fundamental financial statements, have at least 10 years of relevant business experience, have no identified conflicts of interest as a prospective Director of the Company, have not been convicted in a criminal proceeding other than traffic violations during the five years before the date of selection and are willing to comply with the Company’s Code of Business Conduct and Ethics.  The Company retains the right to modify these minimum qualifications from time to time.  Exceptional candidates who do not meet all of these criteria may still be considered.

Process for Identifying and Evaluating Candidates for Election to the Board

The Board of Directors will review the qualifications and backgrounds of the Directors as well as the overall composition of the Board.  In the case of any director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Board of Directors will consider whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise.  Any new candidates would be interviewed, and the full Board would approve the final nominations.  The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.

Stockholder Nominations

Stockholders may nominate director candidates for consideration by the Board of Directors by writing to the Chairman and providing to the Chairman the candidate’s name, biographical data and qualifications, including five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Board to evaluate the minimum qualifications stated above under the section of this proxy statement entitled “Qualifications of Candidates for Election to the Board.”  The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders.  If a stockholder nominee is eligible, and if the nomination is proper, the Board then will deliberate and make a decision as to whether the candidate will be submitted to the Company’s stockholders for a vote.

The Board will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

Communications with the Board

Stockholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. James P. Santelli, the Company’s Chief Financial Officer and Assistant Secretary, by calling Mr. Santelli at (651) 455-1621 or via e-mail at jsantelli@digitalangelcorp.com.  All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board, as appropriate.

Directors’ Compensation

The Board has determined to pay each member of the Company’s Board of Directors who is not an employee or officer of the Company or an “affiliate” of the Company (as the term “affiliate” is defined in the Company’s 2002 Stock Plan) $5,000 per quarter for serving on the Board; $5,000 per quarter for serving on the Audit Committee; $1,250 per quarter for serving as the Audit Committee Chair; $5,000 per quarter for serving on the Compensation Committee; $1,250 per quarter for serving as the Compensation Committee Chair; $4,000 per quarter for serving on the Government Relations Committee; and $1,000 per quarter for serving as Chair of the Government Relations Committee.  The Company also reimburses such directors for reasonable expenses incurred by them in rendering their duties as directors of the Company, subject to such reimbursement practices and procedures as the Company reasonably imposes.

Under these arrangements, the following non-employee Directors received the following cash amounts during 2005:  Scott R. Silverman ($0), Barry Edelstein ($22,000), John R. Block ($80,000), Howard S. Weintraub, Ph.D. ($65,000) and Michael S. Zarriello ($65,000).

In March, 2005, the Company granted Scott R. Silverman 100,000 shares of the Company’s restricted stock under the 2002 Stock Plan.  The restricted stock vests 50% on March 7, 2006 and 50% on March 7, 2007.

Information regarding options granted to the directors during 2005 under the 2002 Stock Plan is set forth below.

	Number of Shares Subject to Options Granted (1)	Exercise Price	Grant Date	Expiration	Vesting(2)

Kevin N. McGrath	1,000,000	$5.07	2/25/2005	2/24/2015	12/30/2005
John R. Block	100,000	$5.07	2/25/2005	2/24/2015	12/30/2005
Scott R. Silverman	200,000	$5.07	2/25/2005	2/24/2015	12/30/2005
Scott R. Silverman	140,000	$5.61	3/7/2005	3/6/2015	12/30/2005
John R. Block	100,000	$5.07	2/25/2005	2/24/2015	12/30/2005
Barry M. Edelstein	100,000	$4.18	6/30/2005	6/29/2015	12/30/2005
Howard S. Weintraub, Ph.D.	100,000	$5.07	2/25/2005	2/24/2015	12/30/2005
Michael S. Zarriello	100,000	$5.07	2/25/2005	2/24/2015	12/30/2005

(1)   Options listed exclude the restricted stock grant of 100,000 shares to Mr. Silverman

(2)   On December 30, 2005, the Board of Directors accelerated the vesting on all of the Company’s out-of-the-money, unvested stock options issued to current employees, officers and directors prior to November 15, 2005 so that such options vest immediately.  However, a grantee that acquires any shares pursuant to the exercise of such an option (the vesting of which has been accelerated) shall not be permitted to sell such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates.

Executive Officers

The following discussion sets forth information as of March 20, 2006 about Messrs. James P. Santelli, James G. Naro, Lasse Nordfjeld and David M. Cairnie, who are executive officers but not Directors of the Company.

Name	Positions with the Company	Age

James P. Santelli	Senior Vice President-Finance,	58
	Chief Financial Officer,
	Treasurer and Assistant Secretary

James G. Naro	Vice President, General Counsel	52
	And Secretary

Lasse Nordfjeld	President of the Animal	60
	Applications Group

David M. Cairnie	Managing Director,	61
	Signature Industries, Ltd.

James P. Santelli has been Vice President-Finance, Chief Financial Officer and Treasurer of the Company since March 27, 2002.  He was Secretary of the Company from March 27, 2002 to March 21, 2005, on which date he became Assistant Secretary of the Company. He is a manager (Chief Financial Officer) and one of two governors of Digital Angel Holdings, LLC, a wholly-owned subsidiary of the Company.  From September 2000 to March 27, 2002 he was Vice President-Finance and Chief Financial Officer of the former Digital Angel Corporation (which is now named Digital Angel Technology Corporation and is a wholly-owned subsidiary of the Company).  Mr. Santelli joined the former Digital Angel Corporation (then named Destron Fearing Corporation) in September 1999 as Vice President-Finance and Chief Financial Officer.  From October 1998 until September 1999, he was Chief Operating Officer of Doorlite, Inc., a manufacturer of specialty door glass with approximately $40 million in annual revenues.  From November 1995 until October 1998, Mr. Santelli was Chief Financial Officer and Vice President, Finance of Hartzell Manufacturing, Inc., a manufacturer of custom plastic injected and metal die cast parts with approximately $90 million in annual revenue.  From December 1994 until November 1995, he was a Strategy Consultant for Continental Financial Management Corp., which was a start-up asset financing company.  Mr. Santelli has a Bachelor’s degree in Economics from Carleton College and an MBA in Finance from Cornell University.

James G. Naro has been Vice President, General Counsel and Secretary of the Company since March 21, 2005. From 2001 to June 2004, Mr. Naro was Senior Vice President and, from 1995 to 2004, General Counsel and Secretary of DirectTV Latin America, LLC, a provider of pay television services in 27 countries in Latin America and the Caribbean, with annual revenues exceeding $600 million and over 3,000 employees. In 2003-2004, DirectTV Latin America, LLC was reorganized under Chapter 11 of the United States Bankruptcy Code. From 1995 to 2001, he served as Vice President of DirectTV Latin America, LLC. From 1986 to 1995, Mr. Naro was Senior Counsel for the Cisneros Group of Companies, a privately-held media, entertainment, technology and consumer products organization. Mr. Naro has a Bachelor of Arts degree from Niagara University, Niagara Falls, New York and a Juris Doctor degree from Boston University School of Law.

Lasse Nordfjeld has been the President of the Animal Applications Group of the Company since February 28, 2005. From May 2001 to February 2005, Mr. Nordfjeld was Chief Executive Officer, President and a member of the board of directors of DSD Holding A/S, which is the parent company of DigiTag A/S and Daploma International A/S, manufacturer of visual and electronic radio frequency identification tags for livestock. Mr. Nordfjeld has also been the Chairman for Daploma International A/S since May 1996, as well as the President for DigiTag A/S since May 2001, and has been a member of both of their board of directors since May 1998. Mr. Nordfjeld’s son serves as the Chief Executive Officer of Daploma International A/S. Prior to this, Mr. Nordfjeld served as a technical director and was co-owner of UnoPlast, a manufacturer of single-use devices for the healthcare sector, and served as a Director of Production and held other senior level executive positions with Eskofot, a manufacturer of equipment for the graphics industry. Mr. Nordfjeld has a Bachelor’s degree in Engineering from Dansk Ingenior Akademi (DIA), Lundtofte, Denmark and a Bachelor of Commerce in management and economy from Handelsskolen, Helsingoer/Hilleroed, Denmark..

David M. Cairnie has been the Managing Director of our United Kingdom subsidiary Signature Industries, Ltd. since March 27, 2002.  Mr. Cairnie has been the Managing Director of Signature Industries, Ltd. since the management-led buy-out in 1993.  Before the management led buy-out, Signature Industries, Ltd. was known as FKI Communications, a division of FKI plc, where Mr. Cairnie had been the Managing Director since 1990.  Before joining FKI Communications, Mr. Cairnie worked for International Telephone and Telegraph (ITT).  Mr. Cairnie completed the ITT Senior Management Development program at the London Business School and operated in various management roles before joining FKI.

Executive Compensation

The following table sets forth the compensation earned from the Company by Kevin N. McGrath, the President and Chief Executive Officer of the Company since January 12, 2004.  The table below also provides information for each of the years ended December 31, 2005, 2004 and 2003 about the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 2005, including Thomas M. Hall, M.D., M.I.M., the Chief Executive Officer of the Company until March 27, 2002, who remains an employee of the Company. (The officers identified in the table are known as the “Named Executive Officers.”)

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Shares of Stock Underlying Options (#)		All Other Compensation

Kevin N. McGrath	2005	292,308		150,000	(1)	-0-	1,000,000	(2)	30,378	(3)
President and Chief Executive	2004	240,384		324,318	(4)	-0-	1,000,000	(5)	18,012	(6)
Officer	2003	-0-		-0-		-0-	-0-		-0-

Thomas M. Hall, M.D., M.I.M.	2005	260,000		-0-		-0-	-0-		490,605	(7)
Former Chief Executive Officer and	2004	270,000		-0-		-0-	-0-		738,983	(8)
Chief Physician	2003	260,000		-0-		-0-	-0-		997,281	(9)

James P. Santelli	2005	200,385		50,000	(1)	-0-	200,000	(2)	12,000	(10)
Senior Vice President and	2004	181,731		112,489	(4)	-0-	150,000	(2)	3,309	(11)
Chief Financial Officer	2003	171,634		-0-		-0-	100,000		-0-

James G. Naro (12)	2005	129,231		50,000	(1)	-0-	200,000	(2)	10,894	(13)
Vice President, General Counsel and Secretary	2004	-0-		-0-		-0-	-0-		-0-
	2003	-0-		-0-		-0-	-0-		-0-

Lasse Nordfjeld (14)	2005	165,000	(15)	50,000	(1)	-0-	150,000	(2)	20,134	(16)
President, Animal	2004	-0-		-0-		-0-	-0-		-0-
Applications Group	2003	-0-		-0-		-0-	-0-		-0-

David M. Cairnie (17)	2005	227,625		253,611	(1)	-0-	100,000	(2)	-0-
Managing Director,	2004	220,850		124,500	(18)	-0-	100,000	(19)	-0-
Signature Industries, Ltd.	2003	176,143		4,738		-0-	-0-		-0-

(1)    Bonuses accrued during the fiscal year ended December 31, 2005 and were paid in 2006.

(2)    On December 30, 2005 the Company’s Board of Directors accelerated all of the Company’s out-of-the-money, unvested stock options issued to current employees, officers and directors prior to November 15, 2005, including this stock option, so that such options vest immediately; provided, however, that the grantee that acquires any shares pursuant to such an option (the vesting of which has been accelerated) shall not be permitted to transfer such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates.

(3)    Consists of (i) $12,000 for Mr. McGrath’s vehicle allowance, (ii) $4,635 paid for Mr. McGrath’s life insurance, (iii) reimbursement of $1,263 for Mr. McGrath’s personal communication devices and (iv) $12,480 of company matching contributions to the ADSX 401(k) profit sharing plan.

(4)    Bonuses accrued during the fiscal year ended December 31, 2004 and were paid in 2005.

(5)    Option was granted outside the Company’s 2002 Stock Plan.  On December 30, 2005, the Company’s Board of Directors accelerated the vesting of 666,667 shares subject to this option.  See footnote (2) for transfer restriction on shares pursuant to such option.

(6)    Consists of (i) $12,077 for Mr. McGrath’s vehicle allowance, (ii) $4,635 paid for Mr. McGrath’s life insurance and (iii) reimbursement of $1,300 for Mr. McGrath’s personal communication devices.

(7)    Consists of (i) $12,382 for Dr. Hall’s vehicle lease payments, (ii) reimbursement of $1,157 for Dr. Hall’s personal communication devices, (iii) $10,400 of company matching contributions to the ADSX 401(k) profit sharing plan and (iv) amount payable to Dr. Hall of $466,666 pursuant to change of control provisions in Dr. Hall’s employment agreement (See Employment Agreements section for additional information on the change of control provision).

(8)    Consists of (i) $12,317 for Dr. Hall’s vehicle lease payments and (ii) amount payable to Dr. Hall of $726,666 pursuant to change of control provisions in Dr. Hall’s employment agreement.

(9)    Consists of (i) $10,615 for Dr. Hall’s vehicle lease payments and (ii) amount payable to Dr. Hall of $986,666 pursuant to change of control provisions in Dr. Hall’s employment agreement.

(10)  Consists of (i) $8,200 of company matching contributions to the ADSX 401(k) profit sharing plan and (ii) reimbursement of $3,800 for Mr. Santelli’s personal communication devices.

(11)  Consists of reimbursement of $3,309 for Mr. Santelli’s personal communication devices.

(12)  Mr. Naro became Vice President, General Counsel and Secretary on March 21, 2005.

(13)  Consists of (i) $8,077 for Mr. Naro’s vehicle allowance and (ii) reimbursement of $2,817 for Mr. Naro’s personal communication devices.

(14)  Mr. Nordfjeld became President of the Animal Applications Group on February 28, 2005.

(15)  Mr. Nordfjeld’s salary was paid in Danish Krone. The salary amount reflects the amounts converted         into US dollars using an exchange rate of 0.165.

(16)  Consists of (i) reimbursement of $1,387 for Mr. Nordfjelds’s personal communication devices and (ii) $18,747 housing arrangement expenses for home in Minnesota. Mr. Nordfjeld splits his time between Denmark and the Company’s headquarters in South St. Paul, MN.  The Company determined that providing Mr. Nordfjeld with housing arrangements in Minnesota would be more cost effective than reimbursing Mr. Nordfjeld for hotel expenses.

(17)  Mr. Cairnie was paid in Sterling. The table reflects the amounts converted into US dollars using the following exchange rates: 1.821 in 2005, 1.83 in 2004 and 1.635 in 2003.

(18)  Consists of (i) $23,603 that was paid during the fiscal year ended December 31, 2004 and (ii) $100,897 that accrued during the fiscal year ended December 31, 2004 but was paid in 2005.

(19)  On December 30, 2005, the Company’s Board of Directors accelerated the vesting of 66,667 shares subject to this option. See footnote (2) for transfer restriction on shares pursuant to such option.

Stock Option Grants in 2005
Individual Grants

The following table sets forth information concerning grants of stock options during the year ended December 31, 2005 to the Named Executive Officers.  All grants of stock options were made under the Company’s 2002 Stock Plan.  No stock options were granted in 2005 under the Company’s 1998 Stock Plan, which was terminated on February 23, 2006.

Name	Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5% ($)	10% ($)
Kevin N. McGrath	1,000,000	35.1%	$5.07	2/24/2015	$2,488,071	$6,964,965
Thomas M. Hall, M.D., M.I.M.	—	0.0%	—	—	—	—
James P. Santelli	200,000	7.0%	$5.07	2/24/2015	$637,699	$1,616,055
David M. Cairnie	100,000	3.5%	$5.07	2/24/2015	$318,850	$808,027
James G. Naro	200,000	7.0%	$4.64	3/20/2015	$583,614	$1,478,993
Lasse Nordfjeld	150,000	5.3%	$5.07	2/27/2015	$478,274	$1,212,041

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

The following table sets forth information on stock options exercised during the year ended December 31, 2005 and held as of December 31, 2005 by the Named Executive Officers.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the- Money Options at Fiscal Year End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin N. McGrath	—	—	2,250,000	—	$250,000	—
Thomas M. Hall, M.D., M.I.M.	10,000	$41,436	170,000	—	—	—
James P. Santelli	—	—	450,000	—	—	—
David M. Cairnie	—	—	116,667	—	—	—
James G. Naro	—	—	200,000	—	—	—
Lasse Nordfjeld	—	—	150,000	—	—	—

(1)           Based on the difference between the December 30, 2005 closing price of $3.08 per share as reported on The American Stock Exchange and the exercise prices of the options.

401(k) Profit Sharing Plan and Trust

The Company’s employees are eligible to participate in ADSX’s 401(k) profit sharing plan.  The Company’s Named Executive Officers participate on the same basis as all other employees, subject to certain overall and specific anti-discrimination restrictions.  An employee is eligible to participate in the 401(k) plan after completing 60 days of service.  The plan is a defined contribution profit sharing plan designed to be funded with both Company and employee contributions.  Employees may voluntarily contribute up to an annual dollar amount of $14,000 in 2005, plus catch-up contributions for employees over the age of 50 up to an additional annual dollar amount of $4,000.  Employees may make contributions by payroll deductions.  The Company has the option to make matching contributions each year for eligible employees.  The amount of any matching contribution by the Company is determined by the Company.  Distributions from the 401(k) plan are available only after reaching the age of 59-1/2 years (for salary deferral accounts) or termination of employment.

The Company contributed $31,888, $0 and $0 under the plan for the Named Executive Officers during 2005, 2004 and 2003, respectively.

No amounts were paid or distributed during 2005 by the 401(k) plan to the Named Executive Officers, except that $4,350 was distributed back to Messrs. Santelli and Hall, who, it was determined, had made salary deferrals in the plan year ending December 31, 2004 that exceeded the amount allowed for highly compensated employees under the plan’s non-discrimination testing. No other amounts were paid or distributed during 2005 by the 401(k) plan to the Named Executive Officers.

Stock Plans

The Company maintains the 2002 Stock Plan and has outstanding stock options which were issued pursuant to the 1998 Stock Plan, which was terminated on February 23, 2006.  As of March 20, 2006, 18,195,312 shares of common stock were reserved for issuance under the 2002 Stock Plan, of which 15,601,516 shares have been issued under the 2002 Stock Plan and 2,593,796 shares remain available to be issued under the 2002 Stock Plan.  As of March 20, 2006, awards consisting of options to purchase 476,820 shares were outstanding under the 1998 Stock Plan.  As of March 20, 2006, there were outstanding options to purchase 1,500,000 shares of common stock which were granted outside the 2002 Stock Plan and the Company’s 1998 Stock Plan.

2002 Stock Plan

The following is a summary of the terms of the 2002 Stock Plan and is qualified in its entirety by reference to the 2002 Stock Plan.

Effective April 11, 2002, the Company’s Board of Directors adopted the 2002 Stock Plan, subject to approval by the stockholders of the Company, and reserved 5,195,312 shares of common stock for issuance under the 2002 Stock Plan.  On June 27, 2002, the Board amended the 2002 Stock Plan to increase the number of shares reserved for issuance under the plan from 5,195,312 to 11,195,312 shares. On October 22, 2002, the Company’s stockholders approved the 2002 Stock Plan and the amendment to the 2002 Stock Plan increasing the number of shares reserved for issuance to 11,195,312 shares and allowing the Company’s Board to designate participants in the 2002 Stock Plan. On May 6, 2004, the Company’s stockholders approved an amendment to the 2002 Stock Plan increasing the number of shares reserved for issuance to 16,195,312.  A further amendment to increase the number of shares reserved for issuance to 18,195,312 was approved by the Company’s stockholders on May 3, 2005.

As of March 20, 2006, 18,195,312 shares of common stock were reserved for issuance under the 2002 Stock Plan, of which 15,601,516 shares have been issued under the 2002 Stock Plan and 2,593,796 shares remain available to be issued under the 2002 Stock Plan. As of March 20, 2006, awards covering 8,049,426 shares of common stock were outstanding under the 2002 Stock Plan. The Board of Directors and the Board’s Compensation Committee administer the 2002 Stock Plan.  Benefits under the 2002 Stock Plan may be granted to only employees and directors of the Company and its affiliates, consisting of approximately 305 individuals.  The participants are those persons who are selected by the Board or the Committee.

The 2002 Stock Plan permits the Board or the Committee to grant benefits in the form of stock options, stock appreciation rights, restricted stock, cash awards, performance-based awards or any combination thereof.  Any of such awards may, as determined by the Board or the Committee, be granted in a manner such that they qualify for the performance-based compensation exemption of Section 162(m) of the Code.

Options granted under the 2002 Stock Plan may be either “incentive stock options” which satisfy the requirements of Section 422 of the Code or “non-qualified stock options” which are not intended to meet such requirements.  Incentive stock options may be granted only to participants who are employees of the Company or its affiliates as of the date of grant.  The Board or the Committee determines the per share option exercise price subject to the requirements imposed by the Code and the 2002 Stock Plan.  The 2002 Stock Plan and the Code provide that the exercise price for shares under any incentive stock option shall not be less than the fair market value of the shares at the time the option is granted.  The 2002 Stock Plan provides that the exercise price for shares under non-qualified stock options shall not be less than 85% of the fair market value of the shares at the time the option is granted.  Since January 2004, all per share option exercise prices have been determined by the Board or the Committee to be equal to 110% of the fair market value of the shares at the time the option is granted.  Options may be exercised at such time or times and subject to such terms and conditions as are determined by the Board or the Committee.  However, incentive stock options may not be exercised more than ten years after the date they are granted.

Unless permitted by the Board or the Committee, each benefit granted under the 2002 Stock Plan is not transferable other than by will or other laws of descent and distribution and is exercisable during the participant’s lifetime only by the participant.  Unless otherwise determined by the Board or the Committee, in the event of a “change of control” (as that term is defined in the 2002 Stock Plan), all options and other awards then outstanding under the 2002 Stock Plan will become fully vested.

The Board of Directors has the sole right and power to amend the 2002 Stock Plan at any time.  However, it cannot amend the 2002 Stock Plan without approval of the Company’s stockholders in a manner which would cause options which are intended to qualify as incentive stock options to fail to qualify as such, in a manner which would cause the 2002 Stock Plan to fail to meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or in a manner which would violate applicable law.  The plan has no specific term and will continue in full force and effect until terminated.  The 2002 Stock Plan may be terminated at any time by the Board.

Employment Agreements

Employment Agreements with Former Executive Officers of Medical Advisory Systems, Inc.

Before March 27, 2002, the effective date of the merger between Medical Advisory Systems, Inc. and Digital Angel Corporation, the Company entered into employment agreements with Ronald W. Pickett and Thomas M. Hall, M.D.  On October 26, 2001, the Company signed amendments to the employment agreements with each of Mr. Pickett and Dr. Hall that reflected both certain prior oral amendments to the employment agreements and additional amendments.  The amendments confirmed the extension of the term of each of Mr. Pickett’s and Dr. Hall’s employment agreement through October 31, 2006 and established that Mr. Pickett would receive an annual salary of at least $180,000 and Dr. Hall would receive an annual salary of at least $260,000 throughout the term of their employment agreements.  The amendments also provide that if Mr. Pickett’s or Dr. Hall’s employment was terminated or they resigned at any time following a “change of control” of the Company, each of Mr. Pickett and Dr. Hall would be entitled to a $250,000 payment, plus an amount equal to all salary and other benefits that would have been paid under the employment agreement for the remainder of the term of their agreements as though no termination or resignation occurred, plus an amount equal to the value of the fringe benefits, such as medical and dental insurance and use of an automobile, to which Mr. Pickett and Dr. Hall otherwise would have been entitled under their employment agreements for the remainder of the term, plus participation in any profit sharing, stock option or similar plans.  These payments are due 30 days after termination of employment.  The definition of change of control in the employment agreements also was amended to include any consolidation, merger or share exchange, regardless of whether the Company was the surviving corporation, in which any or affiliated person acquires in excess of 20.0% of the combined voting power of the then-outstanding securities of the Company.

Under the amended employment agreements, the March 27, 2002 merger of the Company’s wholly-owned subsidiary with the former Digital Angel Corporation constituted a change of control.  Therefore, each of Mr. Pickett and Dr. Hall is entitled to a $250,000 payment from the Company plus the salaries and other benefits for the remaining term of their employment agreements upon the termination of their employment with the Company.  Mr. Pickett resigned his position with the Company on March 27, 2002, and the Company paid to him the $250,000 amount due under his agreement.  Because Dr. Hall remains an employee of the Company, the Company accrued for Dr. Hall’s $250,000 payment due to him under his agreement.  During 2005, the Company paid a total of $190,540 of salary and fringe benefits to Mr. Pickett and a total of $ 322,530 of salary and fringe benefits to Dr. Hall due to them under their agreements.

Employment Agreements with the Company’s Current Executive Officers

The Company does not have a formal written employment agreement with Kevin N. McGrath, its President and Chief Executive Officer.  The terms of Mr. McGrath’s employment provide that the Company will pay Mr. McGrath an initial base salary of $250,000 per year and a bonus as determined by the Compensation Committee of the Board of Directors. Mr. McGrath’s base salary was increased to $300,000 and $320,000 per year effective on February 28, 2005 and March 6, 2006, respectively.  In addition, the Company has agreed to pay Mr. McGrath’s life insurance premiums of approximately $4,800 per year and a $1,000 per month automobile allowance. On December 2, 2004, the Company entered into a Change of Control Agreement with Mr. McGrath. Upon a “Change of Control” (as defined in the agreement), Mr. McGrath would be entitled to receive three times his base salary and three times his average bonus paid to him for the three full years immediately prior to the Change of Control. Under the agreement, a Change of Control has occurred if: (i) any person or entity (or persons or entities acting as a group) other than ADSX, the Company’s majority stockholder, acquires stock of the Company that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of the Company; or, (ii) a member of the Board of Directors of the Company is replaced by a director (or added to the Company’s Board of Directors) and such director was not nominated and approved by the Board of Directors; or, (iii) a change of control occurs at ADSX, as such term is defined in the employment agreement between the Company’s current Chairman of the Board, Scott R. Silverman, and ADSX.

Effective as of April 1, 2002, the Company entered into an employment agreement with Mr. James P. Santelli, its Vice President, Finance and Chief Financial Officer.  The agreement had an initial term of three years.  The term is automatically renewed for successive one-year terms on each anniversary date of the agreement, which is added at the end of the then existing term, unless either party notifies the other at least 60 days prior to such an anniversary date.  The agreement provides that the Company shall pay Mr. Santelli an initial base salary of $175,000 per year and that he is entitled to participate in any of the Company’s benefit and deferred compensation plans or programs as are from time to time available to officers of the Company.  Mr. Santelli’s base salary was increased to $205,000 per year effective on February 28, 2005. The agreement contains confidentiality, non-compete and assignment of invention clauses.  The agreement also provides that if the Board of Directors terminates Mr. Santelli’s employment with the Company because of his willful and material misconduct or because he has breached the agreement in any material respect, or if Mr. Santelli terminates his employment other than for “Good Reason” (as that term is defined in the agreement), he is entitled to salary and benefits accrued through the date of termination of employment.  If Mr. Santelli dies or becomes disabled (as disabled is determined under the agreement), if the Company terminates his employment for reasons other than his misconduct or his breach of the agreement, or if he terminates his employment for Good Reason, the Company must pay him his accrued compensation and benefits for the remaining term of the agreement, including any extensions.  The employment agreement provides that upon a change of control, Mr. Santelli may terminate his employment at any time within one year after the change of control upon 15 days’ notice.  Upon such termination, the Company must pay to Mr. Santelli a severance payment equal to the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code minus $1.00.  Upon a change of control, all outstanding stock options held by Mr. Santelli would become fully exercisable.

The Company does not have a formal written employment agreement with James G. Naro, its Vice President, General Counsel and Secretary.  The terms of Mr. Naro’s employment provide that the Company will pay Mr. Naro an initial base salary of $160,000 per year, a bonus as determined by the Compensation Committee of the Board of Directors and a ten-year option to purchase 200,000 shares of the Company’s common stock. Mr. Naro’s base salary was increased to $180,000 effective March 13, 2006.  The option has an initial exercise price of $4.64 per share and vested on December 31, 2005.  The terms of employment with Mr. Naro provide for a severance payment equal to his annual salary and target bonus (or average bonus if that is larger) if there should be a change of control that results in Mr. Naro’s dismissal or a substantive negative change in the terms of his employment. Mr. Naro is also entitled to participate in any of the Company’s benefit and deferred compensation plans or programs as are from time to time available to officers of the Company.

Effective as of February 28, 2005, the Company entered into an employment agreement with Mr. Lasse Nordfjeld, its President of the Animal Applications Group.  The agreement has an initial term of one year which automatically renews for successive one-year terms on each anniversary date of the agreement, which is added at the end of the then existing term, unless either party notifies the other at least 90 days prior to such an anniversary date.  The agreement provides that the Company will pay Mr. Nordfjeld a base salary of 1,200,000 Danish Krones per year ($198,000 in United States Dollars, translated at a rate for 2005 of  0.165), a performance based annual bonus up to 50% of his base salary and a one time option to purchase 150,000 shares of the Company’s common stock, and that he is entitled to participate in any of the benefit plans or programs as are from time to time available to officers of DSD Holding A/S, a wholly-owned subsidiary of the Company.  The agreement contains confidentiality, non-compete and assignment of invention clauses.  The agreement also provides that if the Board of Directors terminates Mr. Nordfjeld’s employment with the Company because of his willful and material misconduct or because he has breached the agreement in any material respect, or if Mr. Nordfjeld terminates his employment other than for “Good Reason” (as that term is defined in the agreement), he is entitled to salary, bonus and benefits accrued through the date of termination of employment.  If Mr. Nordfjeld dies, his estate is entitled to his salary, bonus and benefits accrued through the last day of the month in which his death occurs. If Mr. Nordfjeld becomes disabled (as determined under the agreement), Mr. Nordfjeld is entitled to salary, bonus and benefits accrued through 90 days after notice of termination. If the Company terminates his employment for reasons other than his misconduct or his breach of the agreement, or if he terminates his employment for Good Reason, the Company must pay him his accrued compensation and benefits for the remaining term of the agreement, including any extensions.  The employment agreement provides that upon a change of control, Mr. Nordfjeld may terminate his employment at any time within one year after the change of control upon 15 days’ notice.  Upon such termination, the Company must pay to Mr. Nordfjeld a severance payment equal to the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code minus $1.00.  Upon a change of control, all outstanding stock options held by Mr. Nordfjeld would become fully exercisable.

The Company has an employment agreement with David M. Cairnie effective April 13, 1993.  The initial term of the agreement was one year until terminated by either party giving six months’ notice or payment in lieu of such notice expiring on or at any time one year after the effective date of the agreement.  The agreement provides that the Company will pay Mr. Cairnie an initial base salary of £75,000 per year, or a higher rate as to which the parties may from time to time agree. Mr. Cairnie’s base salary was increased to £125,000 per year effective on April 1, 2004 ($227,625 in United States Dollars translated at an average rate for 2005 of 1.821). The agreement also provides for a bonus based on the achievement of profits, as defined in the agreement.  In addition, under the agreement, the Company is to provide an automobile to Mr. Cairnie.  The agreement includes a 6 month non-compete provision.

Certain Transactions

On December 28, 2005, the Company executed an Amended and Restated Supply, License and Development Agreement with VeriChip Corporation (“VeriChip”), a wholly-owned subsidiary of ADSX.  The agreement amends an exclusive supply and license agreement dated March 4, 2002 covering the manufacturing, purchasing and distribution of implantable microchips in designated markets.  The amendments included several changes to the existing contractual relationship, principally including expanded minimum purchase requirements, expanded licensing and manufacturing rights, and updated commercial terms. Specifically, the minimum purchase requirements require that in order to maintain exclusivity, that VeriChip purchase $875,000, $1,750,000 and $2,500,000 for each of 2007, 2008 and 2009, respectively, and $3,750,000 for 2010 and each year thereafter.  This agreement continues until March 2013, and, as long as VeriChip continues to meet the minimum purchase requirements, will automatically renew on an annual basis until the expiration of the last of the Company’s patents covering the supplied products. The agreement may be terminated prior to its stated term under specified events, such as an uncured default under the agreement.  Further, the agreement provides that the Company shall, at VeriChip’s option, furnish and operate a computer database to provide data collection, storage and related services for VeriChip’s customers for a fee as provided.  In 2005, the Company recognized $697,000 of revenue under a Distribution and Licensing Agreement with Verichip .

In February 2005, the Company’s wholly-owned subsidiary, DSD Holdings A/S entered into a lease agreement for its facility in Hvidovre, Denmark with LANO Holding ApS. LANO Holding Aps is 100% owned by Named Executive Officer, Lasse Nordfjeld. The lease agreement has no expiration but includes a three month termination notice that can be utilized by LANO Holding Aps or DSD Holdings A/S.  Rent is approximately $9,900 per month.

REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings or this proxy statement, the following report shall not be deemed to be incorporated by reference into any such filings.  In addition, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC.

The role of Compensation Committee is to determine the amount of compensation of, and incentives for, the Company’s executive officers.  The Compensation Committee also has the power to administer the 2002 Stock Plan.

The base salary, bonus and benefits payable to the executive officers of the Company for the year ended December 31, 2005 were fixed under written employment agreements, except for Kevin N. McGrath and James G. Naro.  The terms of Mr. McGrath’s agreement was determined before January 1, 2005 and before the appointment of the members of the Compensation Committee for 2005.  These employment agreements provide as follows:

•              Dr. Hall was employed under an employment agreement that commenced on November 1, 1998.  Upon a Change of Control, as defined in the agreement, the agreement provided for salary of $260,000 and bonuses and benefits based on the Company’s internal policies for the remainder of the term of the agreement.

•              Mr. Santelli’s employment agreement was for a three-year term that commenced on April 1, 2002 and automatically extends for an additional one-year term on each anniversary date of the agreement.  It provides for an initial annual base salary of $175,000. Mr. Santelli’s base salary was increased to $205,000 per year effective on February 28, 2005.

•              Mr. Cairnie’s employment agreement was for a one-year term that commenced on April 13, 1993 and automatically renews for successive one-year periods.  It provides for an initial annual base salary of £75,000 per year. Mr. Cairnie’s base salary was increased to £125,000 per year effective on April 1, 2004.

As described above in this proxy statement, the Company maintains the 2002 Stock Plan under which stock options and restricted stock may be granted to officers, directors, employees, advisors and consultants who render services to the Company.

The compensation of Messrs. McGrath and Naro, including their stock option grants, was determined by the Compensation Committee and approved by the Company’s Board of Directors.  In making their determination, the Board and the Compensation Committee considered the compensation, including the terms of options, of chief executive officers and general counsels of comparable companies, as well as the availability of standard benefit packages and stock options at comparable companies.  The Board and the Compensation Committee also based the compensation for Messrs. McGrath and Naro on their expected performance and their achievement of expected performance goals.

By the Compensation Committee

Howard S. Weintraub, Ph.D. (Chairman)
Michael S. Zarriello
John R. Block
Barry M. Edelstein

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings or this proxy statement, the following report shall not be deemed to be incorporated by reference into any such filings.  In addition, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC.

The Audit Committee for the year ended December 31, 2005, whose members are identified below, has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with management of the Company and has discussed the matters required to be discussed by SAS 61 with the Company’s independent auditors.  The Audit Committee has also received the written disclosures and the letter from the Company’s independent auditors required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence.  Based upon its review of the foregoing materials and its discussions with the Company’s management and independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee has a written charter adopted by the Board on March 27, 2003, which was revised on March 22, 2006, that is included as Exhibit A to the Company’s Proxy Statement.  The Audit Committee established procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by the Company’s employees of any concerns regarding questionable accounting or auditing matters.

By the Audit Committee

Michael S. Zarriello (Chairman)
Howard S. Weintraub, Ph.D.
John R. Block

PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings or this proxy statement, the following performance graph and accompanying data shall not be deemed to be incorporated by reference into any such filings.  In addition, they shall not be deemed to be “soliciting material” or “filed” with the SEC.

The Company’s common stock is traded on The American Stock Exchange under the symbol “DOC.”  The following graph shows changes during the period from December 31, 2000 to December 31, 2005 in the value of $100 invested in:  (1) the Company’s common stock; (2) the Total Return Index for the American Stock Exchange (U.S.) (“AMEX”) and (3) the Total Return Index for AMEX Consumer Manufacturing Stocks. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid.  The calculations exclude trading commissions and taxes.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Digital Angel Corporation	$100.00	$113.62	$59.13	$109.91	$179.25	$71.42
AMEX Market Value (U.S.)	$100.00	$88.73	$75.76	$108.19	$128.37	$142.31
AMEX Consumer Manufacturing Stocks	$100.00	$122.62	$114.06	$159.38	$232.27	$268.78

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 20, 2006 regarding the beneficial ownership of shares of common stock of the Company by (i) each person (including any “group”) who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each Named Executive Officer, (iii) each Director of the Company as of March 20, 2006, and (iv) all Directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Outstanding Shares (2)

Current Directors and Executive Officers:
Kevin N. McGrath	2,350,000	(3)	5.1%
Scott R. Silverman	1,250,000	(4)	2.8%
John R. Block	425,000	(4)	1.0%
Howard S. Weintraub, Ph.D.	525,000	(4)	1.2%
Michael S. Zarriello	525,000	(4)	1.2%
Barry M. Edelstein	100,000	(4)	*
James P. Santelli	564,875	(5)	1.3%
James G. Naro	200,000	(4)	*
Lasse Nordfjeld	150,000	(4)	*
David M. Cairnie	216,667	(4)	*

All current executive officers and Directors as a group (10 persons)	6,306,542	(6)	12.6%

Former Executive Officers:
Thomas M. Hall, M.D., M.I.M	170,000	(5)	*

Certain Other Beneficial Owners:
Applied Digital Solutions, Inc. 1690 South Congress Avenue Suite 200 Delray Beach, FL 33445	24,291,673	(7)	55.3%

*      Less than 1%.

(1)    Unless otherwise indicated, the Company believes that the beneficial owners of the common stock described above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)    Based on 43,941,708 shares outstanding as of March 20, 2006, which does not include 10,489,739 shares of common stock subject to stock options, restricted stock and warrants outstanding as of March 20, 2006. However, as indicated, each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by each beneficial owner within 60 days of March 20, 2006 upon the exercise of stock options and warrants.

(3)    Consists of 100,000 shares owned by Mr. McGrath and 2,250,000 shares subject to options held by Mr. McGrath that are exercisable by Mr. McGrath in the next 60 days.

(4)    Consists of shares subject to options that are exercisable in the next 60 days

(5)    Consists of 114,875 shares owned by Mr. Santelli and 450,000 shares subject to options held by Mr. Santelli that are exercisable by Mr. Santelli in the next 60 days

(6)    Consists of (i) 100,000 shares owned by Mr. McGrath, (ii) 114,875 shares owned by Mr. Santelli, (iii) 50,000 shares owned by Mr. Silverman and (iv) 6,091,667 shares subject to options held by all current executive officers and Directors as a group.

(7)    Includes 14,703,506 shares held in the Digital Angel Share Trust, Wilmington Trust Company as trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

As required by rules adopted by the SEC under Section 16 of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file with the SEC an Initial Report of Beneficial Ownership on Form 3 within a certain period after becoming an executive officer or director stating the number of shares of common stock owned, a Report of Change in Beneficial Ownership on Form 4 to report certain transactions in the Company’s common stock and an Annual Statement of Beneficial Ownership of Securities on Form 5 to report other transactions in securities of the Company that are not required to be reported on a Form 4. Based upon the Company’s review of such Forms furnished to it by the directors and executive officers required to file such Forms with respect to the year ended December 31, 2005, the Company believes that all of these filing requirements were satisfied during 2005.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed and the Board affirmed the appointment of the firm of Eisner LLP as independent auditors for the fiscal year ending December 31, 2006, subject to the ratification of the holders of the Company’s common stock. If the holders of the common stock do not ratify the selection of Eisner LLP, other independent accountants may be considered and selected by the Audit Committee, or the Audit Committee may affirm its selection of Eisner LLP as the Company’s independent auditors. All proxies received in response to this solicitation will be voted in favor of the ratification of the appointment of Eisner LLP as the Company’s independent auditors, unless other instructions are indicated thereon. No representative of Eisner LLP will be present at the Annual Meeting.

Audit and Non-Audit Fees

Fees billed to the Company by Eisner LLP for the years ended December 31, 2005 and 2004 were as follows:

Audit Fees. The aggregate fees billed and to be billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for other services that generally only an independent auditor reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC, were $427,769 in 2005 and $413,775 in 2004.

Audit-Related Fees. The aggregate fees billed by Eisner LLP for audit-related services for the fiscal years ended December 31, 2005 and 2004 were $22,900 and $103,290, respectively. These fees included any employee benefit plan audit, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning accounting and reporting standards for the fiscal years ended December 31, 2005 and December 31, 2004.

Financial Information Systems Design and Implementation Fees. The Company did not compensate Eisner LLP for any amounts for financial information systems design and implementation services for the fiscal years ended December 31, 2005 and 2004. These fees would have included any services regarding operating, or supervision of the operating of, the Company’s information system or managing the Company’s local area network, or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole for the fiscal years ended December 31, 2005 and December 31, 2004.

Tax Fees. The Company did not compensate Eisner LLP for any amounts for tax services for the fiscal years ended December 31, 2005 and 2004. These fees would have related to tax compliance, tax planning and tax advice for the fiscal years ended December 31, 2005 and December 31, 2004. Tax compliance generally involves preparation of original and amended tax returns, claims for refund and tax payment and planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All Other Fees. The Company did not compensate Eisner LLP for any amounts not included above for the fiscal years ended December 31, 2005 and 2004. The fees would have related to services that do not meet the above category descriptions.

The Company has also agreed in its engagement letter with Eisner LLP to not hire Eisner LLP personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to the Company.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

Before the beginning of each fiscal year, a description of the services anticipated to be performed by the independent auditor in each of the above specified categories in the ensuing fiscal year is presented to the Audit Committee for approval. Services provided by the independent auditor during the ensuing fiscal year are pre-approved in accordance with procedures of the Audit Committee.

Any request for audit, audit-related, tax and other services not contemplated must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full audit Committee at the next regularly scheduled meeting for any interim approval granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original list of services and the forecast of remaining services and fees for the fiscal year.

The services performed by the independent auditor in 2005 were pre-approved in accordance with procedures followed by the Audit Committee.

Stockholder Approval

Although stockholder action on this matter is not required, the appointment of Eisner LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Meeting. Abstentions will be counted in the vote and will have the same effect as a vote against this proposal.  Broker non-votes will not be counted in the vote.

The Board of Directors recommends that the stockholders vote for the ratification of the appointment of Eisner LLP as independent auditors as set forth in Proposal 2.

PROPOSALS OF STOCKHOLDERS

Any stockholder of the Company who wishes to present a proposal at the 2007 Annual Meeting of Stockholders and who wishes to have such proposal included in the Company’s proxy statement for that meeting must deliver a copy of such proposal to the Company at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Corporate Assistant Secretary, for receipt not later than November 29, 2006. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2007 Annual Meeting of Stockholders, management will be able to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 12, 2007 and advises stockholders in the 2006 Proxy Statement about the nature of the matter and how management intends to vote on such matters; or (2) does not receive notice of the proposal before the close of business on February 12, 2007. Notices of intention to present proposals at the 2007 Annual Meeting of Stockholders should be addressed to: Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Corporate Assistant Secretary.

OTHER BUSINESS

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

ANNUAL REPORTS

The Company is mailing a copy of its Annual Report to Stockholders with this proxy statement. However, the Annual Report is not to be considered part of the proxy solicitation materials.

The Company’s Annual Report on Form 10-K is available without charge upon written request to Mr. James P. Santelli, Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075.  The Company’s Annual Report on Form 10-K may also be obtained on the Company’s website www.digitalangelcorp.com or on the Securities and Exchange Commission’s website.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Corporate Assistant Secretary.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact the Corporate Assistant Secretary at the address set forth above to request multiple copies of proxy statements in the future. Stockholders residing at the same address and currently receiving multiple copies of proxy statements may contact the Corporate Assistant Secretary to request that only a single copy of proxy statements be mailed in the future.

Dated: March 29, 2006.	By Order of the Board of Directors,

/s/ James P. Santelli
James P. Santelli, Assistant Secretary

EXHIBIT A

DIGITAL ANGEL CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

DIGITAL ANGEL CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I.              PURPOSE

The function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Digital Angel Corporation (the “Corporation”) in fulfilling its general oversight responsibilities by monitoring: (a) the integrity of the Corporation’s financial statements; (b) the independence and qualifications of the Corporation’s independent auditors; (c) the performance of the Corporation’s independent auditors; and (d) the Corporation’s systems of internal controls over financial reporting that management and the Board have established.

Although the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

II.            COMPOSITION

The Committee shall be comprised of three or more directors, each of whom shall be independent, non-officer directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Committee members shall otherwise meet the applicable audit committee membership requirements, including with respect to financial literacy, of the Securities Exchange Act of 1934, the Securities and Exchange Commission and The American Stock Exchange (as such requirements may be modified or supplemented from time to time).  At least one member of the Committee shall qualify as a “financial expert” in accordance with the requirements of the Securities Exchange Act of 1934, the Securities and Exchange Commission and The American Stock Exchange (as such requirements may be modified or supplemented from time to time).  The existence of such a member, including his or her name, will be disclosed in periodic filings as required by the Securities Exchange Commission.

The members of the Committee shall be elected by the Board and serve until their successors shall be duly elected and qualified or until their earlier death or resignation from the Committee.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee.

III.           MEETINGS

The Committee shall meet quarterly and more frequently as circumstances dictate.  To foster open communication, the Committee may meet privately in separate sessions with executive management, the principal accounting officer, and/or the independent auditors to discuss any matters that the Committee or any of these individuals or groups believes should be discussed.  The Committee may request any officer or employee of the Corporation, the Corporation’s outside counsel, or the independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services; provided, however, that decisions of such a subcommittee to grant preapprovals will be presented to the full Committee for final approval at its next meeting.

The Committee shall maintain minutes of Committee meetings and periodically report its actions to the Board with such recommendations as the Committee may deem appropriate.

IV.           RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

1.        Review and reassess the adequacy of this Charter at least annually, and more frequently as conditions dictate, and propose any amendments to the Charter as it deems necessary or appropriate.  Submit the Charter to the Board for approval and cause the Charter to be approved and disclosed in periodic filings as frequently as may be required by the regulations of the Securities and Exchange Commission and the rules of The American Stock Exchange (as such requirements and rules may be modified or supplemented from time to time).

2.        Review the Corporation’s annual audited financial statements before they are filed with the Securities and Exchange Commission or released.  Review shall include discussion with management and the independent auditors of significant issues regarding critical accounting estimates, accounting principles, practices and judgments, and a review with the independent auditors of any auditor report to the Committee required under the rules of the Securities and Exchange Commission or The American Stock Exchange (as such requirements and rules may be modified or supplemented from time to time).  Review shall also include review of the independence of the independent auditors (see Item 9 below) and the discussion with the independent auditors of the conduct of their audit (see Item 11 below).  Based on such review, determine whether to recommend to the Board that the annual audited financial statements be included in the Corporation’s Annual Report on Form 10-K filed under the rules of the Securities and Exchange Commission.

3.        Review with management and the independent auditors the Corporation’s interim financial reports before they are filed with the Securities and Exchange Commission or released.

4.        Prepare a report to shareholders to be included in the Corporation’s annual proxy statement as required by the rules of the Securities and Exchange Commission and The American Stock Exchange (as such rules may be modified or supplemented from time to time).

5.        Review relevant reports or financial information submitted by the Corporation to any governmental body or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002, and relevant reports rendered by the independent auditors, or summaries thereof.

Independent Auditors

6.         The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm shall report directly to the Committee.

7.        The Corporation shall, at all times, make adequate provisions for the payment of all fees and other compensation approved by the Committee to the Corporation’s independent auditors.  On an annual basis, or more frequently as conditions dictate, the Committee shall review and discuss with the independent auditors all significant relationships the auditors have with the Corporation to determine the auditors’ independence.  Such review shall include receipt and review of a report from the independent auditors regarding their independence consistent with Independence Standards Board Standard 1 (as may be amended or supplemented from time to time).

8.        Prior to the engagement of the independent auditors for any permissible non-audit services, the Committee shall determine whether the performance of any such services is compatible with the independent auditors’ independence.  The Corporation’s independent auditors may not be engaged to perform prohibited activities under the Sarbanes-Oxley Act of 2002 or the rules of the Public Company Accounting Oversight Board or the Securities and Exchange Commission.  Approval of non-audit services will be disclosed to investors in periodic reports as required by the Securities Exchange Act of 1934.

9.        Oversee the work performed by the independent auditors; review their performance; actively engage in dialogue with the independent auditors with respect to any disclosed relationship or service that may affect the independence and objectivity of the auditors; and take, or recommend that the Board take, appropriate action to ensure the independence of the independent auditors; and/or discharge the independent auditors when circumstances warrant.

10.      Consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

11.      Before filing or releasing annual financial statements, discuss the conduct and results of the audit with the independent auditors, including a discussion of the matters required to be communicated to audit committees in accordance with SAS No. 61, as amended by SAS No. 84 and SAS No. 94 (and as may be modified further or supplemented from time to time).

12.      Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

13.      Consider the independent auditors’ judgments about (a) the quality and appropriateness of the Corporation’s accounting principles and critical accounting estimates as applied in its financial reporting; (b) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications for the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) other material written communications between the independent auditors and management.

Financial Reporting Processes and Controls

14.      Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.  Review significant findings prepared by the independent auditors and the principal accounting officer together with management’s responses.  Review any significant changes to the Corporation’s auditing and accounting policies.

15.      Consider the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.  Consider and recommend to the Board, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors, executive management, or the principal accounting officer.

16.      Receive and review any disclosure from the Corporation’s CEO or CFO made in connection with the certification of the Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission of all significant deficiencies and material weaknesses in the design and operation of internal controls over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial data.

17.      Review any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

Process Improvement

18.      Establish regular and separate systems of reporting to the Committee by each member of the Corporation’s executive management, the independent auditors and the principal accounting officer regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

19.      Following completion of the annual audit, review separately with executive management, the independent auditors and/or the principal accounting officer, as the Committee deems necessary or appropriate, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

20.      Review with the independent auditors, the principal accounting officer and/or executive management, as the Committee deems necessary or appropriate, the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review shall be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Other and Legal Compliance

21.      Evaluate, at least annually, the need to establish an internal audit function in the Corporation.

22.      Approve the appointment and compensation of, and oversee the work of, any accounting firm employed by the Corporation.

23.      On at least an annual basis, review with management of the Corporation and with the Corporation’s law firm(s) any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and any inquiries received from regulators or governmental agencies.

24.      Oversee procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission to the Committee by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

25.      Oversee all related-party transactions entered into by the Corporation, as may be required by the rules of the Securities and Exchange Commission or The American Stock Exchange (as such rules may be modified or supplemented from time to time).

26.      Retain, at the Corporation’s expense, special legal, accounting or other consultants or experts the Committee deems necessary to carry out its duties.  The Corporation shall, at all times, make adequate provisions for the payment of all fees and other compensation approved by the Committee to any consultants or experts employed by the Committee.

27.      Perform any other activities consistent with this Charter, the Corporation’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

Adopted by the Digital Angel Corporation Board of Directors on March 27, 2003, and revised on March 22, 2006.

DIGITAL ANGEL CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Stockholders

May 4, 2006

DIGITAL ANGEL CORPORATION	PROXY

The undersigned, revoking all prior proxies, hereby appoints Kevin N. McGrath and James P. Santelli, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of Digital Angel Corporation (the “Company”) of record in the name of the undersigned at the close of business on March 20, 2006, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 4, 2006, or at any adjournment thereof, upon the following matters:

See reverse for voting instructions

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•              Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12 noon (CT) on May 3, 2006.

•              Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/doc/ — QUICK *** EASY *** IMMEDIATE

•              Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CT) on May 3, 2006.

•              Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Digital Angel Corporation, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

1.	Electing the following directors:	01 John R. Block	04 Scott R. Silverman	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
		02 Kevin N. McGrath	05 Howard S. Weintraub, Ph.D.		(except as marked)
		03 Barry M. Edelstein	06 Michael S. Zarriello

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratifying the appointment to Eisner LLP as independent auditors for the fiscal
	year ending December 31, 2006.	☐	For	☐	Against	☐	Abstain

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof.

Please mark, date, sign, and mail this proxy promptly in the enclosed envelope.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The Board of Directors recommends a vote FOR Proposals 1 and 2.

Address Change? Mark Box	☐	Indicate changes below:	Date:

Signature(s) in Box
Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.